EXHIBIT 10.1

                    BEFORE THE ARIZONA CORPORATION COMMISSION

RENZ D. JENNINGS
     Chairman
MARCIA WEEKS
     Commissioner
CARL J. KUNASEK
     Commissioner

IN THE MATTER OF THE COMPETITION        )   DOCKET NO. U-0000-94-165
IN THE PROVISION OF ELECTRIC            )
SERVICES THROUGHOUT THE STATE           )   DECISION NO. 59870
OF ARIZONA.                             )
                                        )   ORDER
                                        )   -----
--------------------------------------- )

Open Meeting
October 9, 1996
Phoenix, Arizona

BY THE COMMISSION:

                                FINDINGS OF FACT
                                ----------------

         1. On  October  1,  1996,  the  Arizona  Corporation  Commission  Staff
forwarded  to the  Commission   proposed  rules  R14-2-1601  through  R14-2-1615
regarding the introduction of retail electric competition.

         2. The proposed rules lay out the procedures for phasing in retail electric competition.

         3. Staff has recommended that the proposed rules be forwarded to the Secretary of State for Notice of Proposed Rule Making. Staff has also recommended that the Hearing Division schedule oral proceedings on the proposed rules on December 2, 3, and 4, 1996, or as soon thereafter as is practicable, in Phoenix, Tucson, and Kingman, Arizona, respectively.

         4. It is the expectation of the Commission that the rates for Standard Offer service will not increase, relative to existing rates, as a result of allowing competition. Any rate increase proposed by an Affected Utility for Standard Offer service must be fully justified through a rate case proceeding.


                               CONCLUSION OF LAW
                               -----------------

         The Commission has the authority for the proposed rules under the Arizona Constitution Art. 15, under A.R.S. ss.ss. 40-202, 40-203, 40-250, 40-321, 40-322, 40-331, 40-332, 40-336, 40-361, 40-365, and 40-367, and under the Arizona Revised Statutes, Title 40, generally.

Page 2                                                  DOCKET NO. U-0000-94-165
                                     ORDER
                                     -----

         THEREFORE, IT IS ORDERED that oral proceedings on this matter are scheduled as follows:

         December 2, 1996 in the Hearing Room of the Arizona Corporation Commission, 1200 West Washington, Phoenix, Arizona, starting at 10:00 a.m.

         December 3, 1996 in the Commission Hearing Room, 400 West Congress Street, Room 222, Tucson, Arizona, starting at 10:30 a.m.

         December 3, 1996 in the City Council Chambers, 180 W. 1st Street, Yuma, Arizona, starting at 3:30 p.m.

         December 4, 1996 in the Coconino County Board of Supervisors Meeting Room, 219 E. Cherry, Flagstaff, Arizona, starting at 2:00 p.m.

         December 4, 1996 in the City Council  Chambers,  Kingman City Hall, 310
         N. 4th St., Kingman, Arizona, starting at 7:00 p.m.

        IT IS FURTHER ORDERED that a Notice of Proposed Rule Making be forwarded to the Secretary of State.

         IT IS FURTHER ORDERED that this Decision shall become effective immediately.

                 BY ORDER OF THE ARIZONA CORPORATION COMMISSION

RENZ D. JENNINGS                MARCIA WEEKS                 CARL J. KUNASEK
--------------------------------------------------------------------------------
CHAIRMAN                        COMMISSIONER                   COMMISSIONER


                     IN WITNESS WHEREOF, I, JAMES MATTHEWS, Executive Secretary of the Arizona Corporation Commission, have hereunto, set my hand and caused the official seal of this Commission to be affixed at the Capitol, in the City of Phoenix, this 10 day of October, 1996.

                     JAMES MATTHEWS
                     -------------------------------------
                     JAMES MATTHEWS
                     Executive Secretary





DISSENT _________________________

GY:DB:KEC:RTW:lhh
                           Decision No. 59870
                                        -------------

                               CONCURRING OPINION


MATTER:  Competition in the Provision of Electric Services            AGENDA U-1
         -------------------------------------------------                   ---
            throughout the State of Arizona
            -------------------------------

DOCKET NO. U-0000-94-165                      OPEN MEETING DATE: October 9, 1996
           -------------                                         ---------------

PREPARED BY: Commissioner Carl J. Kunasek              Carl J. Kunasek
            -----------------------------

--------------------------------------------------------------------------------

         My record on, and belief in, competition is well documented. I believe the consumer is the ultimate beneficiary of a competitive free marketplace.

         I survived in the highly competitive business field of retail pharmacies. I played a major role in the Legislature to remove the Certificate of Need for hospitals. A move, incidentally, that was opposed by big businesses like Honeywell and Motorola. I led the successful development of the Arizona Health Care Cost Containment System. This was the first nationally recognized
                                                          ----------
program in the United States in which the providers of health care had to bid competitively for the contracts to provide health care to the indigent and low income patient.

         The utility industry is one of the few remaining vestiges of government controlled monopolies in our nation. The time has come to move them into the real world.

         I remain seriously concerned about many of the provisions, or lack thereof, in this rule. We've left many issues inadequately addressed. My preference would be to resolve these issues prior to adoption of these rules, and I agree that we are in effect putting the cart before the horse. However, I agree with Commissioner Weeks: We need to send a clear signal that this Commission supports competition. We need to provide a framework - a time line - for all parties involved.

         Now, I am going to be here another 4 years. I can make several promises: 1) will make substantive changes to this document; 2) We will address the issues that are left unresolved to date and we will do so in a manner that is cooperative and involves all stake holders.

         This is a hollow rule. Despite the fact that this is a rule, I view it as a "formal framework" - a framework that will get better and more complete with each passing month.

         I also see this document as a time line. Competition, or the move toward competition, will no longer be a moving target. Fair warning to those who might look to me to delay the implementation of competition: I will not advocate extending the deadlines in the rule unless there are imminent health and safety issues involved. And, I will have a very high threshold of proof regarding this.

U-0000-94-165
October 9, 1996
Page Two

         On the other hand, contained in this framework is the ability for providers to move toward full competition sooner than 2003. And, they will do so with my blessing and encouragement.

         It has always been my hope - my belief - that if we address the issues of SYSTEM RELIABILITY, STRANDED COST, RECIPROCITY AND PROTECT THE SMALL USERS LIKE MYSELF AND MY FAMILY we can move forward and implement full competition on a date much sooner than 2003.

         The rule is imperfect - it says so on its face. I would have preferred issue resolution before rule adoption. But, this is a world of compromise. I am willing to compromise my views of what makes for a good process in favor of a document that sets a target and a means by which we can move toward competition.

         This document is a skeletal framework. I will spend the rest of my 4 years at the commission fleshing it out for the benefit of all Arizonans. And, I will vote in the affirmative today with reservations about the process, but not with reservations about competition itself.

             TITLE 14. PUBLIC SERVICE CORPORATIONS; CORPORATIONS AND
                      ASSOCIATIONS; SECURITIES REGULATIONS

               CHAPTER 2. CORPORATION COMMISSION - FIXED UTILITIES

                     ARTICLE 16. RETAIL ELECTRIC COMPETITION


Section

R14-2-1601.                Definitions

R14-2-1602.                Filing of Tariffs by Affected Utilities

R14-2-1603.                Certificates of Convenience and Necessity

R14-2-1604.                Competitive Phases

R14-2-1605.                Competitive Services

R14-2-1606.                Services Required To Be Made Available by Affected
                           Utilities

R14-2-1607.                Recovery of Stranded Cost of Affected Utilities

R14-2-1608.                System Benefits Charges

R14-2-1609.                Solar Portfolio Standard

R14-2-1610.                Spot Markets and Independent System Operation

R14-2-1611.                In-State Reciprocity

R14-2-1612.                Rates

R14-2-1613.                Service Quality, Consumer Protection, Safety, and
                           Billing Requirements

R14-2-1614.                Reporting Requirements

R14-2-1615.                Administrative Requirements

R14-2-1616.                Legal Issues

                     ARTICLE 16. RETAIL ELECTRIC COMPETITION

R14-2-1601.                Definitions
In this Article, unless the context otherwise requires:
1. "Affected Utilities" means the following public service corporations providing electric service:
         Tucson Electric Power Company, Arizona Public Service Company, Citizens Utilities Company, Arizona Electric Power Cooperative, Trico Electric Cooperative, Duncan Valley Electric Cooperative, Graham County Electric Cooperative, Mohave Electric Cooperative, Sulphur Springs Valley Electric Cooperative, Navopache Electric Cooperative, Ajo Improvement Company, and Morenci Water and Electric Company.
     In the event that modifications are made to existing law that would allow the application of this Article to the Salt River Project Agricultural Improvement and Power District ("SRP"), then Affected Utilities shall also include SRP.
2. "Bundled Service" means electric service provided as a package to the consumer including all generation, transmission, distribution, ancillary and other services necessary to deliver and measure useful electric energy and power to consumers.
3. "Buy-through" refers to a purchase of electricity by an Affected Utility at wholesale for a particular retail consumer or aggregate of consumers or at the direction of a particular retail consumer or aggregate of consumers.
4. "Distribution Service" means the delivery of electricity to a retail consumer through wires, transformers, and other devices that are not classified as transmission services subject to the jurisdiction of the Federal Energy Regulatory Commission; Distribution Service excludes meters and meter reading.
5.   "Electric  Service  Provider"  means a  company  supplying,  marketing,  or brokering at retail any of the services described in R14-2-1605 or R14-2-1606.
6. "Eligible Demand" means the total consumer kilowatts of demand which an Affected Utility must make available to competitive generation under the terms of this Article or the consumer kilowatts of demand provided competitively in an Affected Utility's distribution territory, whichever is greater.
7. "Standard Offer" means Bundled Service offered to all consumers in a designated area at regulated rates.
8.   "Stranded Cost" means the verifiable net difference  between:
         a. the value of all the prudent jurisdictional assets and obligations necessary to furnish electricity (such as generating plants, purchased power contracts, fuel contracts, and regulatory assets), acquired or entered into prior to the adoption of this Article, under traditional regulation of Affected Utilities, and
         b. the market value of those assets and obligations directly attributable to the introduction of competition under this Article.
9. "System Benefits" means Commission-approved utility low income, demand side management, environmental, renewables, and nuclear power plant decommissioning programs.
10. "Unbundled Service" means electric service elements provided and priced separately, including, but not limited to, such service elements as generation, transmission, distribution, and ancillary services. Unbundled Service may be sold to consumers or to other Electric Service Providers.

R14-2-1602. Filing of Tariffs by Affected Utilities
     Each Affected Utility shall file tariffs consistent with this Article by December 31, 1997.

R14-2-1603. Certificates of Convenience and Necessity
A. Any Electric Service Provider intending to supply services described in R14- 2-1605 or R-14-2-1606, other than services subject to federal jurisdiction, shall obtain a Certificate of Convenience and Necessity from the Commission pursuant to this Article; however, a Certificate is not required to offer information services or billing and collection services. An Affected Utility does not need to apply for a Certificate of Convenience and Necessity for any service provided as of the date of adoption of this Article within its distribution service territory.
B. Any company desiring such a Certificate of Convenience and Necessity shall file with the Docket Control Center the required number of copies of an application. Such Certificates shall be restricted to geographical areas served by the Affected Utilities as of the date this Article is adopted and to service areas added under the provisions of R14-2-1611(B). In support of the request for a Certificate of Convenience and Necessity, the following information must be provided:
     1. A description of the electric services which the applicant intends to offer;
     2.  The proper name and correct  address of the applicant,  and
         a. The full name of the  owner if a sole  proprietorship,
         b. The full name of each partner if a partnership,
         c. A full list of officers and directors if a corporation, or
         d. A full list of the  members  if a limited  liability corporation;
     3. A tariff for each service to be provided that states the maximum rate and terms and conditions that will apply to the provision of the service;
     4. A description of the applicant's technical ability to obtain and deliver electricity and provide any other proposed services;
     5. Documentation of the financial capability of the applicant to provide the proposed services, including the most recent income statement and balance sheet, the most recent projected income statement, and other pertinent financial information. Audited information shall be provided if available;
     6.  A   description   of  the  form  of   ownership   (e.g.,   partnership,
         corporation);
     7.  Such other information as the Commission or the Staff may request.
C. At the time of filing for a Certificate of Convenience and Necessity, each applicant shall notify the Affected Utilities in whose service territories it wishes to offer service of the application by serving a complete copy of the application on the Affected Utilities.
D.   The Commission may deny certification to any applicant who:
     1.  Does not provide the information required by this Article;
     2. Does not possess adequate technical or financial capabilities to provide the proposed services;
     3.  Fails to provide a performance bond, if required.
E. Every Electric Service Provider obtaining a Certificate of Convenience and Necessity under this Article shall obtain certification subject to the following conditions:
     1. The Electric Service Provider shall comply with all Commission rules, orders, and other requirements relevant to the provision of electric service and relevant to resource planning;
     2. The Electric Service Provider shall maintain accounts and records as required by the Commission;
     3. The Electric Service Provider shall file with the Director of the Utilities Division all financial and other reports that the Commission may require and in a form and at such times as the Commission may designate;
     4. The Electric Service Provider shall maintain on file with the Commission all current tariffs and any service standards that the Commission shall require;
     5. The Electric Service Provider shall cooperate with any Commission investigation of customer complaints;
     6. The Electric Service Provider shall obtain all necessary permits and licenses;
     7. Failure to comply with any of the above conditions may result in recision of the Electric Service Provider's Certificate of Convenience and Necessity.
F. In appropriate circumstances, the Commission may require, as a precondition to certification, the procurement of a performance bond sufficient to cover any advances or deposits the applicant may collect from its customers, or order that such advances or deposits be held in escrow or trust.

R14-2-1604. Competitive Phases
A. Each Affected Utility shall make available at least 20 percent of its 1995 system retail peak demand for competitive generation supply to all customer classes (including residential and small commercial consumers) not later than January 1, 1999. If data permit, coincident annual peak demand shall be used; otherwise noncoincident peak data may be used.
     1. No more than 1/2 of the Eligible Demand may be procured by consumers, each of whose total competitive contract demand is greater than 3 MW.
     2. At least 15% of the Eligible Demand shall be reserved for residential consumers.
     3.  Aggregation of loads of multiple consumers shall be permitted.
B. Each Affected Utility shall make available at least 50% of its 1995 system retail peak demand for competitive generation supply to all customer classes (including residential and small commercial consumers) not later than January 1, 2001. If data permit, coincident peak annual demand shall be used; otherwise noncoincident peak data may be used.
     1. No more than 1/2 of the Eligible Demand may be procured by consumers, each of whose total competitive contract demand is greater than 3 MW.
     2. At least 30 % of the Eligible Demand shall be reserved for residential consumers.
     3.  Aggregation of loads of multiple consumers shall be permitted.
C. Prior to 2001, no single consumer shall receive more than 20% of the Eligible Demand in a given year in an Affected Utility's service territory.
D. Each Affected Utility shall make available all of its retail demand for competitive generation supply not later than January 1, 2003.

E. By the date indicated in R14-2-1602, Affected Utilities shall propose for Commission review and approval how customers will be selected for participation in the competitive market prior to 2003.
     1. Possible selection methods are first-come, first-served; random selection via a lottery among volunteering consumers; or designation of geographic areas.
     2. The method for selecting customers to participate in the competitive market must fairly allow participation by a wide variety of customers of all sizes of loads.
     3. All customers who produce or purchase at least 10% of their annual electricity consumption from photovoltaic or solar thermal resources installed in Arizona after January 1, 1997 shall be selected for participation in the competitive market if those customers apply for participation in the competitive market. Such participants count toward the minimum requirements in R14-2- 1604(A) and R14-2-1604(B).
     4. The Commission Staff shall commence a series of workshops on selection issues within 45 days of the adoption of this Article and Staff shall submit a report to the Commission discussing the activities and recommendations of participants in the workshops. The report shall be due not later than 90 days prior to the date indicated in R14-2-1602.
F. Retail consumers served under existing contracts are eligible to participate in the competitive market prior to expiration of the existing contract only if the Affected Utility and the consumer agree that the retail consumer may participate in the competitive market.
G. An Affected Utility may engage in Buy-throughs with individual or aggregated consumers. Any contract for a Buy-through effective prior to the date indicated in R14-2-1604(A) must be approved by the Commission.
H.   Schedule Modifications for Cooperatives
     1. An electric cooperative may request that the Commission modify the schedule described in R14-2-1604(A) through R14-2-1604(D) so as to preserve the tax exempt status of the cooperative or to allow time to modify contractual arrangements pertaining to delivery of power supplies and associated loans.
     2. As part of the request, the cooperative shall propose methods to enhance consumer choice among generation resources.
     3. The Commission shall consider whether the benefits of modifying the schedule exceed the costs of modifying the schedule.

R14-2-1605.  Competitive Services
A properly certificated Electric Service Provider may offer any of the following services under bilateral or multilateral contracts with retail consumers:
A. Generation of electricity from generators at any location whether owned by the Electric Service Provider or purchased from another generator or wholesaler of electric generation.
B. Any service described in R14-2-1606, except Distribution Service and except services required by the Federal Energy Regulatory Commission to be monopoly services. Billing and collection services and information services do not require a

         Certificate of Convenience and Necessity.

R14-2-1606.  Services Required To Be Made Available by Affected Utilities

A. Until the Commission determines that competition has been substantially implemented for a particular class of consumers (residential, commercial, industrial) so that all consumers in that class have an opportunity to participate in the competitive market, and until all Stranded Costs pertaining to that class of customers have been recovered, each Affected Utility shall make available to all consumers in that class in its service area, as defined on the date indicated in R14-2-1602, Standard Offer bundled generation, transmission, ancillary, distribution, and other necessary services at regulated rates.
     1. An Affected Utility may request that the Commission determine that competition has been substantially implemented to allow discontinuation of Standard Offer service and shall provide sufficient documentation to support its request.
     2. The Commission may, on its own motion, investigate whether competition has been substantially implemented and whether Standard Offer service may be discontinued.
B.   Standard Offer Tariffs
     1.  By the date  indicated in  R14-2-1602,  each Affected  Utility may file proposed tariffs to provide Standard Offer Bundled Service and such rates shall not become effective until approved by the Commission. If no such tariffs are filed, rates and services in existence as of the date in  R14-2-1602  shall  constitute  the Standard  Offer.
     2. Affected Utilities may file proposed revisions to such rates. It is the expectation of the Commission that the rates for Standard Offer service will not increase, relative to existing rates, as a result of allowing competition. Any rate increase proposed by an Affected Utility for Standard Offer service must be fully justified through a rate case proceeding.
     3.  Such rates shall reflect the costs of providing the service.
     4. Consumers receiving Standard Offer service are eligible for future rate reductions authorized by the Commission, such as reductions authorized in Decision No. 59601.
C. By the date indicated in R14-2-1602, each Affected Utility shall file Unbundled Service tariffs to provide the services listed below to all eligible purchasers on a nondiscriminatory basis:
     1.  Distribution Service;
     2.  Metering and meter reading services;
     3.  Billing and collection services;
     4. Open access transmission service (as approved by the Federal Energy Regulatory Commission, if applicable);
     5.  Ancillary   services  in  accordance  with  Federal  Energy  Regulatory
         Commission Order 888 (III FERC Stats. & Regs. P. 31,036, 1996) incorporated herein by reference;
     6. Information services such as provision of customer information to other Electric Service Providers;
     7.  Other  ancillary  services  necessary  for  safe  and  reliable  system operation.
D. To manage its risks, an Affected Utility may include in its tariffs deposit requirements and advance payment requirements for Unbundled Services.
E. The Affected Utilities must provide transmission and ancillary services according to the following guidelines:
     1. Services must be provided consistent with applicable tariffs filed with the Federal Energy Regulatory Commission.
     2. Unless otherwise required by federal regulation, Affected Utilities must accept power and energy delivered to their transmission systems by others and offer transmission and related services comparable to services they provide to themselves.
F.   Customer Data
     1. Upon authorization by the customer, an Electric Service Provider shall release in a timely and useful manner that customer's demand and energy data for the most recent 12 month period to a customer-specified Electric Service Provider.
     2. The Electric Service Provider requesting such customer data shall provide an accurate account number for the customer.
     3. The form of data shall be mutually agreed upon by the parties and such data shall not be unreasonably withheld.
G.   Rates for Unbundled Services
     1. The Commission shall review and approve rates for services listed in R14-2-1606(C) and requirements listed in R14-2-1606(D), where it has jurisdiction, before such services can be offered.
     2.  Such rates shall reflect the costs of providing the services.
     3.  Such rates may be downwardly flexible if approved by the Commission.
H. Electric Service Providers offering services under this R14-2-1606 shall provide adequate supporting documentation for their proposed rates. Where rates are approved by another jurisdiction, such as the Federal Energy Regulatory Commission, those rates shall be provided to this Commission.
I. Within 90 days of the adoption of this Article, the Commission Staff shall commence a series of workshops to explore issues in the provision of Unbundled Service and Standard Offer service.
     1. Parties to be invited to participate in the workshops shall include utilities, consumers, organizations promoting energy efficiency, and other Electric Service Providers.
     2. Among the issues to be reviewed in the workshops are: metering requirements; metering protocols; designation of appropriate test years; the nature of adjustments to test year data; de-averaging of rates; service characteristics such as voltage levels; revenue uncertainty; line extension policies; and the need for performance bonds.
     3. A report shall be submitted to the Commission by the Staff on the activities and recommendations of the participants in the workshops not later than 60 days prior to the date indicated in R14-2-1602. The Commission shall consider any recommendations regarding Unbundled Service and Standard Offer service tariffs.

R14-2-1607. Recovery of Stranded Cost of Affected Utilities
A. The Affected Utilities shall take every feasible, cost-effective measure to mitigate or offset Stranded Cost by means such as expanding wholesale or retail markets, or offering a wider scope of services for profit, among others.
B. The Commission shall allow recovery of unmitigated Stranded Cost by Affected Utilities.
C. A working group to develop reccomendations for the analysis and recovery of Stranded Cost shall be established.
     1. The working group shall commence activities within 15 days of the date of adoption of this Article.
     2. Members of the working group shall include representatives of Staff, the Residential Utility Consumer Office, consumers, utilities, and other Electric Service Providers. In addition, the Executive and Legislative Branches shall be invited to send representatives to be members of the working group.
     3. The working group shall be coordinated by the Director of the Utilities Division of the Commission or by his or her designee.
D. In developing its recommendations, the working group shall consider at least the following factors:
     1.  The  impact  of  Stranded  Cost  recovery  on  the   effectiveness   of
         competition;
     2. The impact of Stranded Cost recovery on customers of the Affected Utility who do not participate in the competitive market;
     3. The impact, if any, on the Affected Utility's ability to meet debt obligations;
     4. The impact of Stranded Cost recovery on prices paid by consumers who participate in the competitive market;
     5. The degree to which the Affected Utility has mitigated or offset Stranded Cost;
     6. The degree to which some assets have values in excess of their book values;
     7.  Appropriate treatment of negative Stranded Cost;
     8. The time period over such Stranded Cost charges may be recovered. The Commission shall limit the application of such changes to a specified time period;
     9.  The ease of determining the amount of Stranded Cost;
     10. The applicability of Stranded Cost to interruptible customers;
     11. The amount of electricity generated by renewable generating resources owned by the Affected Utility.
E. The working group shall submit to the Commission a report on the activities and recommendations of the working group no later than 90 days prior to the date indicated in R14-2-1602.
F. The Commision shall consider the recommendations and decide what actions, if any, to take based on the recommendations.
G. The Affected Utilities shall file estimates of unmitigated Stranded Cost. Such estimates shall be fully supported by analyses and by records of market transactions undertaken by willing buyers and willing sellers.
H. An Affected Utility shall request Commission approval of distribution charges or other means of recovering unmitigated Stranded Cost from customers who reduce or terminate service from the Affected Utility as a direct result of competition governed by this Article, or who obtain lower rates from the Affected Utility as a direct result of the competition governed by this Article.
I. The Commission shall, after hearing and consideration of analyses and recommendations presented by the Affected Utilities, Staff, and intervenors, determine for each Affected Utility the magnitude of Stranded Cost, and appropriate Stranded Cost recovery mechanisms and charges. In making its determination of mechanisms and charges, the Commission shall consider at least the following factors:
     1.  The  impact  of  Stranded  Cost  recovery  on  the   effectiveness   of
         competition;
     2. The impact of Stranded Cost recovery on customers of the Affected Utility who do not participate in the competitive market;
     3. The impact, if any, on the Affected Utility's ability to meet debt obligations;
     4. The impact of Stranded Cost recovery on prices paid by consumers who participate in the competitive market;
     5. The degree to which the Affected Utility has mitigated or offset Stranded Cost;
     6. The degree to which some assets have values in excess of their book values;
     7.  Appropriate treatment of negative Stranded Cost;
     8. The time period over which such Stranded Cost charges may be recovered. The Commission shall limit the application of such charges to a specified time period;
     9.  The ease of determining the amount of Stranded Cost;
     10. The applicability of Stranded Cost to interruptible customers;
     11. The amount of electricity generated by renewable generating resources owned by the Affected Utility.
J. Stranded Cost may only be recovered from customer purchases made in the competitive market using the provisions of this Article. Any reduction in electricity purchases from an Affected Utility resulting from self-generation, demand side management, or other demand reduction attributable to any cause other than the retail access provisions of this Article shall not be used to calculate or recover any Stranded Cost from a consumer.
K. The Commission may order an Affected Utility to file estimates of Stranded Cost and mechanisms to recover or, if negative, to refund Stranded Cost.
L. The Commission may order regular revisions to estimates of the magnitude of Stranded Cost.

R14-2-1608. System Benefits Charges
A.   By the date indicated in R14-2-1602, each Affected Utility shall file for

     Commission review non-bypassable rates or related mechanisms to recover the applicable pro-rata costs of System Benefits from all consumers located in the Affected Utility's service area who participate in the competitive market. In addition, the Affected Utility may file for a change in the System Benefits charge at any time. The amount collected annually through the System Benefits charge shall be sufficient to fund the Affected Utilities' present Commission-approved low income, demand side management, environmental, renewables, and nuclear power plant decommissioning programs.
B. Each Affected Utility shall provide adequate supporting documentation for its proposed rates for System Benefits.
C. An Affected Utility shall recover the costs of System Benefits only upon hearing and approval by the Commission of the recovery charge and mechanism. The Commission may combine its review of System Benefits Charges with its review of filings pursuant to R14-2-1606.
D. Methods of calculating System Benefits charges shall be included in the workshops described in R14-2-1606(I).

R14-2-1609. Solar Portfolio Standard
A. Starting on January 1, 1999, any Electric Service Provider selling electricity under the provisions of this Article must derive at least 1/2 of 1% of the total retail energy sold competitively from new solar resources, whether that solar energy is purchased or generated by the seller. Solar resources include photovoltaic resources and solar thermal resources that generate electricity. New solar resources are those installed on or after January 1, 1997.
B.   Solar portfolio standard after December 31, 2001:
     1. Starting on January 1, 2002, any Electric Service Provider selling electricity under the provisions of this Article must derive at least 1% of the total retail energy sold competitively from new solar resources, whether that solar energy is purchased or generated by the seller. Solar resources include photovoltaic resources and solar thermal resources that generate electricity. New solar resources are those installed on or after January 1, 1997.
     2. The Commission may change the solar portfolio percentage applicable after December 31, 2001, taking into account, among other factors, the costs of producing solar electricity and the costs of fossil fuel for conventional power plants.
C. Any Electric Service Provider certificated under the provisions of this Article shall be able to credit 2 times the electric energy it generated, or caused to be generated under contract, before January 1, 1999 using photovoltaics or solar thermal resources installed on or after January 1, 1997 in Arizona to the electric energy requirements of R14-2-1609(A) or R14-2-1609(B).
D. Electric Service Providers selling electricity under the provisions of this Article shall provide reports on sales and solar power as required in this Article, clearly demonstrating the output of solar resources, the installation date of solar resources, and the transmission of energy from those solar resources to Arizona consumers. The Commission may conduct necessary monitoring to ensure the accuracy of these data.
E. If an Electric Service Provider selling electricity under the provisions of this Article fails to meet the requirement in R14-2-1609(A) or R14-2-1609(B) in any year, the Commission may impose a penalty on that Electric Service Provider up to

     $0.30 per kWh for deficiencies in the provision of solar energy. In addition, if the provision of solar energy is consistently deficient, the Commission may void an Electric Service Provider's contracts negotiated under this Article.
F. Photovoltaic or solar thermal resources that are located on the consumer's premises shall count toward the solar portfolio standard applicable to the current Electric Service Provider serving that consumer.
G. The solar portfolio standard described in this section is in addition to renewable resource goals for Affected Utilities established in Decision No. 58643.

R14-2-1610. Spot Markets and Independent System Operation
A. The Commission shall conduct an inquiry into spot market development and independent system operation for the transmission system.
B. The Commission may support development of a spot market or independent system operator(s) for the transmission system.
C. The Commission may work with other entities to help establish spot markets and independent system operators.

R14-2-1611.  In-State Reciprocity
A. The service territories of Arizona electric utilities which are not Affected Utilities shall not be open to competition under the provisions of this Article, nor shall Arizona electric utilities which are not Affected Utilities be able to compete for sales in the service territories of the Affected Utilities.
B. An Arizona electric utility, subject to the jurisdiction of the Commission, which is not an Affected Utility may voluntarily participate under the provisions of this Article if it makes its service territory available for competing sellers, if it agrees to all of the requirements of this Article, and if it obtains an appropriate Certificate of Convenience and Necessity.
C. The Commission shall pursue, on its own or in cooperation with the Joint Legislative Study Committee on Electric Industry Competition established by House Bill 2504 (1996), legislation to address the role of electric utilities of Arizona political subdivisions or municipal corporations in a competitive market. The Commission shall further make available, as appropriate, Staff assistance to the Legislature if the Legislature requests such assistance for the purpose of determining the proper role of electric utilities of Arizona political subdivisions or municipal corporations in a competitive market.
D. An Arizona electric utility, not subject to the jurisdiction of the Commission, which is not an Affected Utility, may voluntarily participate under the provisions of this Article if it makes its service territory available for competing sellers, if it agrees to all of the requirements of this Article other than any requirement to obtain a Certificate of Convenience and Necessity, if adequate enforcement mechanisms can be established, and if all other Affected Utilities consent in writing.

R14-2-1612. Rates

A. Market determined rates for competitively provided services as defined in R14-2-1605 shall be deemed to be just and reasonable.
B. Each Electric Service Provider selling services under this Article shall have on file with the Commission tariffs describing such services and maximum rates for those services, but the services may not be provided until the Commission has approved the tariffs.
C. Prior to the date indicated in R14-2-1604(D), competitively negotiated contracts governed by this Article customized to individual customers which comply with approved tariffs do not require further Commission approval. However, all such contracts whose term is one year or more and for service of 1 MW or more must be filed with the Director of the Utilities Division as soon as practicable. If a contract does not comply with the provisions of this
     Article it shall not become effective without a Commission order.
D. Contracts entered into on or after the date indicated in R14-2-1604(D) which comply with approved tariffs need not be filed with the Director of the Utilities Division. If a contract does not comply with the provisions of this Article it shall not become effective without a Commission order.
E. An Electric Service Provider holding a Certificate pursuant to this Article may price its competitive services, as defined in R14-2-1605, at or below the maximum rates specified in its filed tariff, provided that the price is not less than the marginal cost of providing the service.
F. Requests for changes in maximum rates or changes in terms and conditions of previously approved tariffs may be filed. Such changes become effective only upon Commission approval.

R14-2-1613.  Service  Quality,   Consumer   Protection,   Safety,   and  Billing
             Requirements
A. Except as indicated elsewhere in this Article, R14-2-201 through R14-2-212, inclusive, are adopted in this Article by reference. However, where the term "utility" is used in R14-2-201 through R14-2-212, the term "utility" shall pertain to Electric Service Providers providing the services described in each paragraph of R14-2-201 through R14-2-212. R14-2-212(G)(2) shall pertain only to Affected Utilities. R14-2-212(G)(4) shall apply only to Affected Utilities. R14-2-212(H) shall pertain only to Electric Service Providers who provide distribution service.
B.   The following shall not apply to this Article:
     1.  R14-2-202 in its entirety,
     2.  R14-2-212(F)(1),
     3.  R14-2-213.
C. No consumer shall be deemed to have changed suppliers of any service authorized in this Article (including changes from supply by the Affected Utility to another supplier) without written authorization by the consumer for service from the new supplier. If a consumer is switched to a different ("new") supplier without such written authorization, the new supplier shall cause service by the previous supplier to be resumed and the new supplier shall bear all costs associated with switching the consumer back to the previous supplier.
D. Each Electric Service Provider providing service governed by this Article shall be responsible for meeting applicable reliability standards and shall work cooperatively with other companies with whom it has interconnections, directly or indirectly, to ensure safe, reliable electric service.
E. Each Electric Service Provider shall provide at least 30 days notice to all of its affected consumers if it is no longer obtaining generation, transmission, distribution, or ancillary services necessitating that the consumer obtain service from another supplier of generation, transmission, distribution, or ancillary services.

F. All Electric Service Providers rendering service under this Article shall submit accident reports as required in R14-2-101.
G. An Electric Service Provider providing firm electric service governed by this Article shall make reasonable efforts to reestablish service within the shortest possible time when service interruptions occur and shall work cooperatively with other companies to ensure timely restoration of service where facilities are not under the control of the Electric Service Provider
H. Each Electric Service Provider shall ensure that bills rendered on its behalf include the toll free telephone numbers for billing, service, and safety inquiries and the telephone number of the Consumer Services Section of the Arizona Corporation Commission Utilities Division. Each Electric Service Provider shall ensure that billing and collection services rendered on its behalf comply with R14-2-1613(A) and R14-2- 1613(B).
I.   Additional Provisions for Metering and Meter Reading Services
     1. An Electric Service Provider who provides metering or meter reading services pertaining to a particular consumer shall provide access to meter readings to other Electric Service Providers serving that same consumer.
     2. A consumer or an Electric Service Provider relying on metering information provided by another Electric Service Provider may request a meter test according to the tariff on file and approved by the Commission. However, if the meter is found to be in error by more than 3%, no meter testing fee will be charged.
     3. Protocols for metering shall be developed subsequent to the workshops described in R14-2-1606(I).
J.   Working Group on System Reliability and Safety:
     1. If it has not already done so, the Commission shall establish, by separate order, a working group to monitor and review system reliability and safety.
         a. The working group may establish technical advisory panels to assist it.
         b. The working group shall commence activities within 15 days of the date of adoption of this Article.
         c. Members of the working group shall include representatives of Staff, consumers, the Residential Utility Comsumer Office, utilities, other Electric Service Providers and organizations promoting energy efficiency.
         d. The working group shall be coordinated by the Director of the Utilities Division of the Commission or by his or her designee.
     2. All Electric Service Providers governed by this Article shall cooperate and participate in any investigation conducted by the working group, including provision of data reasonably related to system reliability or safety.
     3. The working group shall report to the Commission on system reliability and safety regularly, and shall make recommendations to the Commission regarding improvements to reliability or safety.
K. Electric Service Providers shall comply with applicable reliability standards and practices established by the Western Systems Coordinating Council and the North American Electric Reliability Council or successor organizations.
L. Electric Service Providers shall provide notification and informational materials to consumers about competition and consumer choices, such as a standardized description of services, as ordered by the Commission.

R14-2-1614.  Reporting Requirements

A. Reports covering the following items shall be submitted to the Director of the Utilities Division by Affected Utilities and all Electric Service Providers granted a Certificate of Convenience and Necessity pursuant to this Article. These reports shall include the following information pertaining to competitive service offerings, Unbundled Services, and Standard Offer services in Arizona:
     1.  Type of services offered;
     2. kW and kWh sales to consumers, disaggregated by customer class (e.g., residential, commercial, industrial);
     3. Solar energy sales (kWh) and sources for grid connected solar resources; kW capacity for off-grid solar resources;
     4. Revenues from sales by customer class (e.g., residential, commercial, industrial);
     5. Number of retail customers disaggregated as follows: aggregators, residential, commercial under 100 kW, commercial 100 kW to 2999 kW, commercial 3000 kW or more, industrial less than 3000 kW, industrial 3000 kW or more, agricultural (if not included in commercial), and other;
     6. Retail kWh sales and revenues disaggregated by term of the contract (less than 1 year, 1 to 4 years, longer than 4 years), and by type of service (for example, firm, interruptible, other);
     7. Amount of and revenues from each service provided under R14-2- 1605, and, if applicable, R14-2-1606;
     8.  Value of all Arizona specific assets and accumulated depreciation;
     9. Tabulation of Arizona electric generation plants owned by the Electric Service Provider broken down by generation technology, fuel type, and generation capacity;
     10. Other data requested by Staff or the Commission;
     11. In addition, prior to the date indicated in R14-2-1604(D), Affected Utilities shall provide data demonstrating compliance with the requirements of R14-2-1604;
B.   Reporting Schedule
     1. For the period through December 31, 2003, semi-annual reports shall be due on April 15 (covering the previous period of July through December) and October 15 (covering the previous period of January through June). The first such report shall cover the period January 1 through June 30, 1999.
     2. For the period after December 31, 2003, annual reports shall be due on April 15 (covering the previous period of January through December). The first such report shall cover the period January 1 through December 31, 2004.
C. The information listed above may be provided on a confidential basis. However, Staff or the Commission may issue reports with aggregate statistics based on confidential information that do not disclose data pertaining to a particular seller or purchases by a particular buyer.

D. Any Electric Service Provider governed by this Article which fails to file the above data in a timely manner may be subject to a penalty imposed by the Commission or may have its Certificate rescinded by the Commission.
E. Any Electric Service Provider holding a Certificate pursuant to this Article shall report to the Director of the Utilities Division the discontinuation of any competitive tariff as soon as practicable after the decision to discontinue offering service is made.
F. In addition to the above reporting requirements, Electric Service Providers governed by this Article shall participate in Commission workshops or other forums whose purpose is to evaluate competition or assess market issues.
G. Reports filed under the provisions of this section shall be submitted in written format and in electronic format. Electric Service Providers shall coordinate with the Commission Staff on formats.

R14-2-1615.  Administrative Requirements

A. Any Electric Service Provider certificated under this Article may propose additional electric services at any time by filing a proposed tariff with the Commission describing the service, maximum rates, terms and conditions. The proposed new electrical service may not be provided until the Commission has approved the tariff.
B. Contracts filed pursuant to this Article shall not be open to public inspection or made public except on order of the Commission, or by the Commission or a Commissioner in the course of a hearing or proceeding.
C. The Commission may consider variations or exemptions from the terms or requirements of any of the rules in this Article upon the application of an affected party. The application must set forth the reasons why the public interest will be served by the variation or exemption from the Commission rules and regulations. Any variation or exemption granted shall require an order of the Commission. Where a conflict exists between these rules and an approved tariff or order of the Commission, the provisions of the approved tariff or order of the Commission shall apply.
D. The Commission may develop procedures for resolving disputes regarding implementation of retail electric competition.

R14-2-1616. Legal Issues
A. A working group to identify, analyze and provide recommendations to the Commission on legal issues relevant to this Article shall be established.
     1. The working group shall commence activities within 15 days of the date of adoption of this Article.
     2. Members of the working group shall include representatives of Staff, the Residential Utility Consumer Office, consumers, utilities, and other Electric Service Providers. In addition, the Executive and Legislative Branches and the Attorney General shall be invited to send representatives to be members of the working group.
     3. The working group shall be coordinated by the Director of the Legal Division of the Commission or by his or her designee.
B. The working group shall submit to the Commission a report on the activities and recommendations of the working group no later than 90 days prior to the date indicated in R14-2-1602.
C. The Commission shall consider the recommendations and decide what actions, if any, to take based on the recommendations.